EXHIBIT 99.B9(c)



                      SUB-ADMINISTRATION AGREEMENT
                         NATIONS ANNUITY TRUST


              This SUB-ADMINISTRATION AGREEMENT (the "Agreement") is made as of February __, 1998 by and between STEPHENS INC. ("Stephens") and NationsBanc Advisors, Inc. ("NBAI").

              WHEREAS, Stephens serves as the administrator of Nations Annuity Trust (the "Trust") pursuant to a separate Administration
Agreement;

              WHEREAS, the Trust has retained, pursuant to a Co-Administration Agreement, First Data Investors Services Group, Inc. ("First Data") to perform certain administrative services for the Trust; and

              WHEREAS, Stephens desires to retain NBAI to render certain sub-administrative services to Stephens, as administrator of the Trust, and NBAI is willing to render such services.

                              WITNESSETH:

              NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

              1. Appointment. Stephens hereby appoints NBAI to act as sub-administrator of the Trust and NBAI hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 2, for the compensation and on the terms herein provided. Absent written notification to the contrary by either Stephens or NBAI, each new investment portfolio established in the future by the Trust shall automatically be covered by this Agreement.

              2. Duties as sub-administrator. Subject to the supervision and direction of Stephens, NBAI, as sub-administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services from and after the effective date of this Agreement:

                     (a) coordinating the preparation and printing of prospectuses and prospectus supplements;

                     (b) coordinating the solicitation of shareholder proxies, including the mailing of proxy materials and the hiring of proxy solicitors;

                     (c)    coordinating the holding of shareholder
                     meetings;

                     (d)    coordinating the holding of Board of
                     Trustees meetings;

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                     (e)    monitoring, on a daily basis, the compliance
of each investment portfolio of the Trust with its investment objective, policies, restrictions, tax matters and applicable laws and regulations;

                     (f) coordinating the mailing of reports and other correspondence to shareholders of record of the Trust;

                     (g) maintaining a secondary facility for the retention of records required to be kept by the Trust;

                     (h)    maintaining a compliance manual, and
overseeing compliance with, all compliance procedures adopted by the Trust;

                     (i) coordinating the preparation and printing of reports to shareholders of the Portfolios and the Securities and Exchange Commission (the "SEC"), including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR;

                     (j) coordinating annual and semi-annual audits of the Trust; and

                     (k) reviewing and evaluating the services provided to the Trust by service providers.

              In performing all services under this Agreement, NBAI shall (a) act in conformity with the Trust Declaration of Trust and By-Laws, as applicable, the Investment Company Act of 1940 (the "1940 Act"), the Investment Advisers Act of 1940 and other applicable laws, as the same may be amended from time to time, and the Trust's Registration Statement, as such Registration Statement may be amended from time to time; (b) consult and coordinate with legal counsel for the Trust, as necessary and appropriate; and (c) advise and report to the Trust and its legal counsel, as necessary or appropriate, with respect to any compliance or other matters that come to its attention.

              In connection with its duties under this Paragraph 2, NBAI may, at its own expense, enter into service agreements with other service providers, provided that each such service provider agrees with NBAI to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. NBAI will provide Stephens with a copy of each service agreement it executes relating to the Trust. NBAI will be liable for acts or omissions of any such service provider under the standards of care provided herein under Paragraph 4.

              3. Compensation. NBAI shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in Paragraph 3(b) below.

                     (a) NBAI will from time to time employ or associate with itself such person or persons as NBAI may believe to be particularly suited to assist it in performing services under

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this Agreement. Such person or persons may be officers and employees who are employed by NBAI. The compensation of such person or persons shall be paid by NBAI and no obligation shall be incurred on behalf of the Trust in such respect.

                     (b) NBAI shall not be required to pay any of the following expenses incurred by the Trust: investment advisory expenses, costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with NBAI; outside auditing expenses; outside legal expenses; fees of any other service provider to the Trust (other than a sub-administrator engaged pursuant to Paragraph 2); or other expenses not specified in this Section 3 which may be properly payable by the Trust and which are approved by the President or Treasurer of the Trust.

                     (c)    For the services to be rendered, the
facilities to be furnished and the compensation and other expenses to be borne by NBAI, as provided for in this Agreement, NBAI shall be entitled to receive a monthly fee from Stephens based on an annual rate of .01% of the Trust's average daily net assets.

      4.      Limitation of Liabilities; Indemnification.

              (a) NBAI shall not be liable for any error of judgment or mistake of law or for any loss suffered by Stephens in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from NBAI's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. Any person, even though also an officer, Trustee, partner, employee or agent of NBAI, shall be deemed, when rendering services to Stephens or acting on any business of NBAI (other than services or business in connection with NBAI's duties as sub-administrator hereunder), to be acting solely for Stephens and not as an officer, Trustee, partner, employee or agent or one under the control or discretion of NBAI even though paid by it.

              (b) Stephens will indemnify NBAI against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the Trust and not resulting from the willful misfeasance, bad faith or gross negligence of NBAI in the performance of such obligations and duties or by reason of its reckless disregard thereof. NBAI will not confess any claim or settle or make any compromise in any instance in which Stephens will be asked to provide indemnification, except with Stephens' prior written consent. Any amounts payable by Stephens under this Section 4(b) shall be satisfied only against the assets of Stephens and not against the assets of the Trust.

      5.      Termination of Agreement.

              (a) This Agreement shall become effective as of the date first set forth above and shall remain in full force and effect unless terminated pursuant to the provisions of Section 5 (b).

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              (b) This Agreement may be terminated at any time without
payment of any penalty, upon 60 days' written notice, by Stephens or by NBAI. NBAI will cooperate with and assist Stephens, its agents and any successor sub-administrator or sub-administrators in the substitution/conversion process.

              (c) Section 7 shall survive this Agreement's termination.

      6. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      7. Confidentiality. All books, records, information and data pertaining to the business of the Trust, its prior, present or potential shareholders and the Adviser's customers that are exchanged or received pursuant to the performance of NBAI's duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Trust or as may be required by law, and shall not be used for any purpose other than performance of its responsibilities and duties hereunder.

      8.      Service to Other Companies or Accounts.

              Stephens acknowledges that NBAI now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser and/or administrator to other investment companies or series of investment companies, and Stephens has no objection to NBAI so acting. Stephens further acknowledges that the persons employed by NBAI to assist in the performance of NBAI's duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of NBAI or any affiliate of NBAI to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      9.      Miscellaneous

              (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to Stephens or NBAI shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

              To Stephens:

              Stephens Inc.
              111 Center Street
              Little Rock, Arkansas  72201
              Attention:  Richard H. Blank, Jr.


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              To NBAI:

              NationsBanc Advisors, Inc.
              One NationsBank
              101 South Tryon Street
              Charlotte, NC  28255-0001
              Attention:  Mark H. Williamson

              (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

              (c) This Agreement shall be construed in accordance with the laws of the State of Arkansas.

              (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

              (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

              (f) This Agreement constitutes the entire agreement between the parties hereto with respect to the provision by NBAI of sub-administrative services and the receipt of fees therefor, and supersedes all prior arrangements or understandings with respect to the provision by NBAI of sub-administrative services and the receipt of fees therefor, written and oral.

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              IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                      STEPHENS INC.



                                      By:      _____________________________
                                               Name:  Richard H. Blank, Jr.
                                               Title:    Vice President


                                      NATIONSBANC ADVISORS, INC.



                                      By:      ____________________________
                                               Name:  Mark H. Williamson
                                               Title:    President




Approved:       December 9, 1997


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